SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                          SCHEDULE 13G
                         (Rule 13d-102)


     INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
            UNDER THE SECURITIES EXCHANGE ACT OF 1934

                       (Amendment No. 1)*


                        USWeb Corporation
             --------------------------------------
                        (Name of Issuer)


                 Common Stock ($.001 par value)
             --------------------------------------
                 (Title of Class of Securities)


                           917327 10 8
             --------------------------------------
                         (CUSIP Number)

                        December 31, 1998
             --------------------------------------
     (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     Rule 13d-1(b)
     Rule 13d-1(c)
 X   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         Page 1 of 4 Pages

CUSIP No. 917327 10 8         13G               Page 2 of 4 Pages

1.   NAME OF REPORTING PERSON:  INTEL CORPORATION
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
     94-1672743
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)[]
                                                            (b)[]
3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION:  DELAWARE

                5.   SOLE VOTING POWER
  NUMBER OF          1,702,699
    SHARES      6.   SHARED VOTING POWER
 BENEFICIALLY        0
OWNED BY EACH   7.   SOLE DISPOSITIVE POWER
  REPORTING          1,702,699
 PERSON WITH    8.   SHARED DISPOSITIVE POWER
                     0
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:  1,702,699
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                                  []
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     3.7%
12.  TYPE OF REPORTING PERSON
     CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 917327 10 8         13G               Page 3 of 4 Pages

Item 1.   (a)    Name of Issuer: USWeb Corporation
          (b)    Address   of   Issuer's   Principal   Executive
                 Offices:
                 2880 Lakeside Drive, Suite 350
                 Santa Clara, CA  95054

Item 2.   (a)    Name of Person Filing:  Intel Corporation
          (b)    Address  of  Principal Business Office  or,  if
                 None, Residence:
                 2200 Mission College Blvd.
                 Santa Clara, CA  95052
          (c)    Citizenship:  Delaware
          (d)    Title  of  Class of Securities:   Common  Stock
                 ($.001 par value)
          (e)    CUSIP Number: 917327 10 8

Item 3.   Inapplicable

Item 4.   Ownership
          (a)    Amount beneficially owned:  1,702,699
          (b)    Percent of class:  3.7%
          (c)    Number of shares as to which such person has:
                 (i)     Sole power to vote or to direct to  the
                         vote:  1,702,699
                 (ii)    Shared  power to vote or to direct  the
                         vote:  0
                 (iii) Sole power to dispose or to direct the disposition of: 1,702,699
                 (iv)    Shared  power to dispose or  to  direct
                         the disposition of:  0

Item 5.   Ownership of Five Percent or Less of a Class
          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

Item 6.   Inapplicable

Item 7.   Inapplicable

Item 8.   Inapplicable

Item 9.   Inapplicable

Item 10.  Inapplicable

CUSIP No. 917327 10 8         13G               Page 4 of 4 Pages

                             SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      February 4, 1999
                                 ---------------------------
                                            Date

                                  /s/F. Thomas Dunlap, Jr.
                                 ---------------------------
                                          Signature

                                    F. Thomas Dunlap, Jr.
                             Vice President, General Counsel and
                                          Secretary
                                 ---------------------------
                                         Name/Title